UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1448495
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Shuffle Master, Inc. 2004 Equity Incentive Plan
For Non-Employee Directors

(Full Title of the Plan)

Jerry Smith, Esq.
1106 Palms Airport Drive
Las Vegas, Nevada 89119-3730

(Name and address of agent for service)

(702) 897-7150

(Telephone number, including area code, of agent for service)

With copies to:

Michael W. Schley, Esq.
Larkin Hoffman Daly & Lindgren Ltd.
1500 Wells Fargo Plaza
7900 Xerxes Avenue South
Bloomington, MN  55431-1194
(952) 835-3800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock ($.01 par value) (3)	750,000	$31.83	$23,872,500	$3,025

(1)          As adjusted to reflect a 3-for-2 stock split effected in the form of a dividend paid on April 16, 2004.  This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Shuffle Master, Inc. 2004 Equity Incentive Plan For Non-Employee Directors (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) on the basis of the average of the high and low sale price for the Registrant’s Common Stock on July 30, 2004, as reported on the NASDAQ stock market.

(3)          This Registration Statement shall also cover Preferred Stock Purchase Rights (the “Rights”) which are attached to all shares of Common Stock, pursuant to the terms of the Registrant’s Shareholder Rights Plan dated June 26, 1998.  The Rights are not currently separable from our Common Stock, are not represented by separate certificates and are not currently exercisable.  No separate consideration is payable for the Rights.  Accordingly, no additional registration fee is required.

EXPLANATORY NOTE

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933.  Such documents are not required to be filed with the SEC but consitute (along with documents incorporated by reference in this Registration Statement) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)          Annual Report on Form 10-K for the fiscal year ended October 31, 2003;

(b)         Quarterly Report on Form 10-Q for the three months ended January 31, 2004;

(c)          Quarterly Report on Form 10-Q for the three months ended April 30, 2004;

(d)         Proxy Statement on Schedule 14A, dated as of February 23, 2004;

(e)          Current Report on Form 8-K, dated as of February 24, 2004;

(f)            Current Report on Form 8-K, dated as of April 15, 2004;

(g)         Current Report on Form 8-K, dated as of May 13, 2004;

(h)         Current Report on Form 8-K, dated as of June 4, 2004;

(i)             Amendment No. 1 to Current Report on Form 8-K/A, dated as of July 27, 2004;

(j)             Amendment No. 2 to Current Report on Form 8-K/A, dated as of July 27, 2004;

(k)          The description of the Registrant’s Common Stock which is contained in a Registration Statement filed by the Registrant under the Exchange Act, including any amendment or report filed for the purpose of updating such description, and to the extent that such Registration Statement includes relevant information incorporated by reference, the Registrant’s Registration Statement on Form S-18, Registration No. 33-53994C; and

(l)             All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof but prior to the filing of a post-effective amendment to the Registration Statement, which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, other than, unless specified therein, information under Item 9 or 12 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they:  (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation.  Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article VI of the Amended and Restated Bylaws of the Registrant provides that the Registrant shall exercise, as fully as may be permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights to which a person shall be entitled as a matter of law.

Item 7.  Exemption From Registration Claimed.

Not applicable.  This Registration Statement relates to the issuance of Restricted Shares, as defined in the Plan, and shares issuable upon the exercise of options or stock appreciation rights by certain holders thereof (an “Award”).  The grants of such  Awards do not constitute “sales” under the Securities Act of 1933, as amended.

Item 8.  Exhibits.

3.1                                 Articles of Incorporation of Shuffle Master, Inc. as amended July 15, 1992 and June 23, 1995 (incorporated by reference to exhibit 3.2 in the Registrant’s Annual Report on Form 10-K for the year ended October 31, 1995).

3.2                                 Bylaws of Shuffle Master, Inc., as amended and restated (incorporated by reference to exhibit 3.2 in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).

3.3                                 Articles of Amendment of Articles of Incorporation of Shuffle Master, Inc. dated October 26, 2000 (incorporated by reference to exhibit 3.3 in the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2000).

3.4                                 Articles of Amendment to the Articles of Incorporation of Shuffle Master, Inc. dated June 6, 2001 (incorporated by reference to exhibit 10.28 in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2001).

4.1                                 Specimen Common Stock Certificate (incorporated by reference to exhibit 4.1 in the Registrant’s Registration Statement on Form S-18, Registration No. 33-53994C).

4.2                                 Shareholder Rights Plan dated June 26, 1998 (incorporated by reference to the Registrant’s Report on Form 8-K dated June 26, 1998).

5.1*                          Opinion of Larkin, Hoffman, Daly & Lindgren Ltd., as to legality of the securities.

10.1                           Shuffle Master, Inc. 2004 Equity Incentive Plan For Non-Employee Directors (incorporated by reference to the Company’s Proxy Statement dated February 23, 2004).

23.1*                    Consent of Deloitte & Touche LLP

23.2*                    Consent of Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH

23.3*                    Consent of Counsel (included in Exhibit 5.1).

24.1*                    Power of Attorney (see signature page).

* Filed herewith.

Item 9.  Undertakings.

1.                                       The undersigned Registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)         That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(c)          To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

2.                                       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant of Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provision described in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 3, 2004.

SHUFFLE MASTER, INC.

By	/s/ Dr. Mark L. Yoseloff
Dr. Mark L. Yoseloff
Its: Chairman of the Board, and Chief Executive Officer

The officers and directors of Shuffle Master, Inc., whose signatures appear below, hereby constitute and appoint Dr. Mark L. Yoseloff and Paul C. Meyer, and each of them (with full power to each of them to act alone) their true and lawful attorney-in-fact to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement of Shuffle Master, Inc., and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dr. Mark L. Yoseloff	Chairman of the Board and	August 3, 2004
Dr. Mark L. Yoseloff	Chief Executive Officer

/s/ Paul C. Meyer	President and Chief Operating Officer,	August 3, 2004
Paul C. Meyer	Acting Chief Financial Officer, Treasurer, and Secretary

/s/ Ken Robson	Director	August 3, 2004
Ken Robson

/s/ Garry W. Saunders	Director	August 3, 2004
Garry W. Saunders

/s/ Don R. Kornstein	Director	August 3, 2004
Don R. Kornstein